UNITED STATES

SECURITIES AND EXCHANGE

COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 5, 2013

SIPUP CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-185408	99-0382107
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

245 Park Avenue, New York, NY, 10167

(Address of principal executive offices, including zip code)

212-792-4000

 (Registrant’s telephone number, including area code)

Willy-Brandt-Anlage 20

64823 Gross Umstadt, Germany (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

 On December 5, 2013, Mr. Nissim Barih (“Barih”) and several other unrelated persons (each a “Buyer” and collectively, the “Buyers”), closed on a transaction (the “Purchase”) in which the Buyers acquired a total of 3,000,000 shares (the “Shares”)of common stock, par value $0.001 per share (the “Common Stock”) of Sipup Corporation, a Nevada corporation (the “Company”) from Rashid Naeem, the Company’s sole director and officer (“Naeem”) immediately prior to the Purchase. The Purchase was consummated pursuant to the Stock Purchase Agreement by and among the Buyers and Naeem. The aggregate purchase price paid for the Shares was $131,000.  The Shares represent in the aggregate 75% of all of the issued and outstanding shares of the Company’s Common Stock.  Barih, one of the Buyers, holds 2,475,000 of the Shares, representing approximately 61% of all of our issued and outstanding Common Stock. The funds used to consummate the Purchase of the Shares were the personal funds of each participating Buyer. Accordingly, the purchase of the Shares resulted in a change in control of the Company.

In connection with the above transaction, Naeem resigned from all officers’ positions that he held in the Company, including President, Chief Executive Officer, Secretary and Treasurer, which resignation became effective immediately upon the closing of the Purchase.  Contemporaneously with closing of the Purchase, Jacob Daddon was appointed as our President and Chief Executive Officer and one of our directors, which appointment became effective immediately.  Naeem submitted his resignation as one of our directors,  which resignation will become effective 10 days after mailing of an information statement required by Rule 14f-1 promulgated under the Exchange Act to our shareholders of record.

Mr. Daddon has been engaged in the financial services industry in Israel since January 2008.  Between October 2012 to the present, Mr. Daddon has been providing financial advisory services to small business entities, on an independent basis, including performing economic feasibility analysis.  From January 2011 through September 2012, Mr. Daddon served as an economist with the Eilat Port Authority where his responsibilities included budgetary auditing, operational management, working on the privatization program and internal accounting functions. Between July 2009 and July 2010, Mr. Daddon worked for Psagot, a Tel Aviv based investment bank where his responsibilities included interacting with clients and prospective clients of the bank regarding investment products.  Between December 2008 and July 2009, Mr. Daddon worked at Bank Mizrahi in Tel Aviv where he was primarily responsible for managing clients’ investment accounts as well as marketing investment products . Between January 2001through July2008, Mr. Daddon held a managerial position with a publishing house. Mr. Daddon obtained a B.A. in Economics in 2008 from Ben Gurion University in Israel. Mr. Daddon is a resident of Israel and will continue to reside and work out of Israel following his appointment.

Except as described above, there were no arrangements or understandings among members of both the former and new control groups and their associates with respect to the election of directors of other matters.

As required to be disclosed by Regulation S-K Item 403(c), there are no arrangements, known to the Company, including any pledge by any person of Company securities, the operation of which may at a subsequent date result in a change in control of the Company.

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of immediately following the closing of the Purchase on December 5, 2013, by (i) each person known to be the beneficial owner of 5% or more of our outstanding Common Stock, (ii) each of our executive officer and director, and (iii) all of our executive officers and directors as a group.

Name and Address	Shares of Common Stock (1)	Percent of Class (2)
Nissim Barih (3)	2,475,000	61%
Jacob Daddon, Chief Executive Officer & Director (4)	0	0%

Executive Officers and Directors as a Group (1 person)	0	0%
* Less than one percent.

(1)          Under Rule 13d-3 of the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares.  Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares).  In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)        Based on 4,000,000 shares of Common Stock issued and outstanding as of the closing of the Purchase.

(3)

A holder of 10% or more of our voting stock.  The business address of Nissim Barih is 41 Shlomo Hamelech Street, Lod Israel.

(4)

Our sole officer  (immediately following the closing of the Purchase) and a directors

Immediately prior to the Closing, we were a shell company (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and, following the Closing, we remain a shell company.  We previously reported the disclosures required to be made in a registration statement on our Form S-1 filed with the Securities and Exchange Commission on December 12, 2012, as subsequently amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The disclosure set forth in Item 5.01 of this Current Report on Form 8-K is incorporated herein by reference.

ITEM 8.01 Other Events

In connection with the closing of the Purchase, the Company has changed its principal executive offices to 245 Park Avenue, New York, NY, 10167.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sipup Corporation

Date: December 11, 2013	By:	/s/ Jacob Daddon
Jacob Daddon, Chief Executive Officer